EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 14, 2012 (except as to note B, which is as of August 13, 2013), with respect to the consolidated financial statements of Phoenix International Freight Services, Ltd. (an Illinois corporation) and Subsidiaries included in the C H Robinson Worldwide, Inc. Form 8-K/A. We hereby consent to the incorporation by reference of said report in this Registration Statement of C.H. Robinson Worldwide, Inc. on Form S-8.

/s/ Grant Thornton LLP
Chicago, Illinois
September 18, 2013